Filed Pursuant to Rule 424(b)(3)
Registration No. 333-193086

Prospectus Supplement No. 1
(to Prospectus dated January 7, 2014)

2,172,405 Shares

PROFIRE ENERGY, INC.

Common Stock

This prospectus supplement supplements the prospectus, dated January 7, 2014 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-193086).  This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on January 17, 2014 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the sale or other disposition from time to time of up to 2,172,405 shares of our common stock, which are held by the selling stockholders named in the Prospectus. The shares of common stock covered by the Prospectus and this prospectus supplement were previously issued by us in a private placement. We are not selling any common stock under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is quoted on the OTCQB and the OTCBB under the symbol “PFIE”.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 17, 2014

ATTACHMENT A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2014

PROFIRE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52376	20-0019425
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

321 South 1250 West, Suite 1, Lindon, Utah
(Address of principal executive offices)

84042
(Zip code)

(801) 796-5127
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2014, Mr. Stephen Pirnat was appointed as a Director of Profire Energy, Inc. (the “Company”). Mr. Pirnat was appointed by the Company’s Board of Directors to fill a vacant directorship on the Company’s Board of Directors. Mr. Pirnat will serve until the next election of Directors and until the election and qualification of his successor. The following is a brief description of Mr. Pirnat’s background and business experience:

Stephen Pirnat serves as the Managing Director of Europe, the Middle East and Africa for the Quest Integrity Group of Team Inc. (NYSE:TISI). Mr. Pirnat has held the position of President of Quest Integrated Inc., a technology incubator and boutique private equity firm and President of the newly formed Quest Metrology Group LLC. From February 2000 to September 2009, Mr. Pirnat served as President and Chief Executive Officer of the John Zink Company LLC, a wholly owned subsidiary of Koch Industries and a worldwide leader in the supply of combustion and air pollution control equipment to the energy industry. In that former capacity, Mr. Pirnat was a board member of Quest Integrity Group.

Mr. Pirnat, a long-time executive with Ingersoll-Rand and Ingersoll-Dresser Corporation, went to John Zink from a previous post as President and Chief Executive Officer of Pangborn Corporation, a leading supplier of surface preparation equipment and associated services to the automotive and aircraft industries. Mr. Pirnat began his career as an applications engineer with the Pump and Condenser Group of Ingersoll-Rand, where he advanced through a variety of sales, marketing, engineering and operational positions with that company and its successor, Ingersoll- Dresser. These positions included Vice President of Ingersoll-Rand’s Standard Products Division, Vice President of Marketing for Ingersoll-Dresser Pumps, President of Ingersoll-Dresser Canada Ltd., and Vice President and General Manager of Ingersoll-Rand Engineered Equipment Division. He has been a Director of ClearSign Combustion Inc. (NASDAQ:CLIR) since November 2011. Mr. Pirnat holds a BS in Mechanical Engineering from the New Jersey Institute of Technology.

Item 7.01.	Regulation FD Disclosure.

On January 16, 2014, the Company issued a press release announcing Mr. Pirnat’s appointment to the Company’s Board of Directors. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference. The information furnished in Item 7.01 of this Current Report on Form 8-K, including exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits

Exhibit Number	Description

99.1	Profire Energy, Inc. press release dated January 16, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFIRE ENERGY, INC.

Date: January 16, 2014	By:	/s/ Brenton W. Hatch
Brenton W. Hatch
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Profire Energy, Inc. press release dated January 16, 2014

EXHIBIT 99.1

PROFIRE ENERGY APPOINTS STEPHEN E. PIRNAT TO SERVE ON
BOARD OF DIRECTORS

Company Appoints Former President/CEO of John Zink Company, an Energy-Combustion
Subsidiary of Koch Industries, as Newest Director of Profire

LINDON, Utah, January 16, 2014- Profire Energy, Inc. (OTCBB:PFIE), a technology company which manufactures, installs and services burner management systems and other combustion technologies for the oil and gas industry, today announced the appointment of Stephen E. Pirnat to serve on its board of directors.

“Stephen is an extraordinary executive, with a strong background in the oil and gas industry,” said Brenton Hatch, Chief Executive Officer of Profire. “He offers a wealth of experience and has an ability to discuss the industry’s challenges in a straightforward, clear way that will greatly enhance our Board’s knowledge of the industry.”

Stephen Pirnat serves as the Managing Director of Europe, the Middle East and Africa for the Quest Integrity Group of Team Inc. (NYSE:TISI). Mr. Pirnat has held the position of President of Quest Integrated Inc., a technology incubator and boutique private equity firm and President of the newly formed Quest Metrology Group LLC. From February 2000 to September 2009, Mr. Pirnat served as President and Chief Executive Officer of the John Zink Company LLC, a wholly owned subsidiary of Koch Industries and a worldwide leader in the supply of combustion and air pollution control equipment to the energy industry. Koch Industries is the second-largest private company in America, with approximately $115 billion in revenue, operations in 60 countries and 60,000 employees. In that former capacity, Mr. Pirnat was a board member of Quest Integrity Group.

Mr. Pirnat, a long-time executive with Ingersoll-Rand and Ingersoll-Dresser Corporation (the former reporting about $15 billion in revenues in its last fiscal year), went to John Zink from a previous post as President and Chief Executive Officer of Pangborn Corporation, a leading supplier of surface preparation equipment and associated services to the automotive and aircraft industries. Steve began his career as an applications engineer with the Pump and Condenser Group of Ingersoll-Rand, where he advanced through a variety of sales, marketing, engineering and operational positions with that company and its successor, Ingersoll- Dresser. These positions included Vice President of Ingersoll-Rand’s Standard Products Division, Vice President of Marketing for Ingersoll-Dresser Pumps, President of Ingersoll- Dresser Canada Ltd., and Vice President and General Manager of Ingersoll-Rand Engineered Equipment Division. He has been a Director of ClearSign Combustion Inc. since November 2011. Mr. Pirnat holds a BS in Mechanical Engineering from the New Jersey Institute of Technology.

Mr. Pirnat is expected to enhance the Company’s industry expertise, as well as help direct its engineering and marketing activities.

“As we continue to grow, having our Board provide valuable insight into the dynamics and trends of the industry will be increasingly important,” said Andrew Limpert, Chief Financial Officer of the Company. “In the coming months and years, we expect to work more frequently with larger customers while responding to a changing legislative landscape, and we expect Stephen’s service and expertise will help us evolve our growth plan in a way that accounts for these variables. We very much look forward to his involvement on the Board and the insight he will provide into the industry’s needs, so we can continue to provide innovative products and solutions to our customers.”

“Profire is a unique, disciplined Company with a team that is well-versed in burner management,” said Mr. Pirnat. “In my discussions with management, I sensed their commitment to be a major player in the industry—and more importantly, to improve the industry’s efficiency and safety. With continued innovations to their product line—together with a strong knowledge of the industry—I expect Profire to rise to new heights of performance and influence in the industry. I look forward to working with their exceptional Board of Directors in helping them do just that.”

To learn more about Profire Energy or its products, please contact Profire Energy, or visit www.ProfireEnergy.com.

About Profire Energy, Inc.
Profire Energy assists energy production companies in the safe and efficient transportation, refinement and production of oil and natural gas. As energy companies seek greater safety for their employees, compliance with more stringent EPA standards and enhanced margins with their energy production processes, Profire Energy’s burner management systems are increasingly becoming part of their solution. To learn more about the company’s products and services, please visit www.ProfireEnergy.com. Profire Energy has offices in Lindon, Utah; Houston, Texas; and Edmonton, Alberta, Canada.

Cautionary Note Regarding Forward-Looking Statements. Statements made in this release that are not historical are forward-looking statements. This release contains forward-looking statements, including, but not limited to statements regarding Mr. Pirnat’s anticipated enhancement of the Board’s knowledge of the industry, the direction of the Company’s engineering and marketing activities, the increasing importance of the Board providing industry insight, the Company’s expectation to work more frequently with larger customers while responding to a changing legislative landscape, the expectation that Mr. Pirnat’s service and expertise will help the Company evolve its growth plan and provide industry insight, the Company’s ability to provide innovative products and solutions to its customers, anticipated improvements to the industry’s efficiency and safety that the Company is committed to, and expectations for the Company to rise to new heights of performance and influence and Mr. Pirnat’s role in doing so. All such forward-looking statements are subject to uncertainty and changes in circumstances. Forward-looking statements are not guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include certain economic, business, public market and regulatory risks and factors identified in the company’s periodic reports filed with the Securities Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are made only as of the date of this release and the company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances, except as required by law. Readers should not place undue reliance on these forward-looking statements.

Contact:
Profire Energy, Inc. Andrew Limpert, CFO (801) 796-5127	Profire Energy, Inc. Nathan McBride, Finance & Communications (801) 796-5127

RedChip Companies, Inc. Brendan Hopkins 1-800-RED-CHIP (733-2447), ext. 134